ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                               KEELEY FUNDS, INC.

In the exercise of the powers granted to the Board of Directors pursuant to
Section 1(d) of Article IV of the Articles of Incorporation of the Corporation, the Board of Directors has designated an additional series of shares of common stock of the Corporation as follows:

        SERIES NAME                     ALLOCATED SHARES
        ------------------------------------------------
        Keeley All Cap Value Fund       One hundred million shares (100,000,000)

The Series Keeley All Cap Value Fund represents a separate portfolio of the Corporation in accordance with the provisions of the Investment Company Act of 1940 and the rules and regulations of the Securities and Exchange Commission thereunder.

The Series Keeley All Cap Value Fund is in addition to the existing Series Keeley Mid Cap Value Fund.

This designation does not increase the authorized shares of the Corporation.


     IN WITNESS WHEREOF, the undersigned President of the Corporation has signed these Articles Supplementary under penalties of perjury and has acknowledged the same to be his act and deed on this 6th day of June, 2006.

                                                    ----------------------------
                                                         John L. Keeley, Jr.
[SEAL]                                                        President

Attest:


----------------------------
Kevin Keeley, Vice President